Professionally Managed Portfolios
Form N-SAR, Item #77K


                        CHANGE IN INDEPENDENT ACCOUNTANT

Ernst & Young, LLP were previously the principal auditors for the Leonetti Funds. The decision to change auditors was resolved by the board of trustees in the meeting on August 26, 2002 and Tait, Weller & Baker were appointed principal auditors. Ernst & Young, LLP had served as principal auditors for each of the periods ended June 30, 2000, 2001, and 2002. Additionally, the audit report of Ernst & Young, LLP on the financial statements of the Leonetti Funds that was issued for each of the periods ended June 30, 2000, 2001, and 2002 were unqualified.